Exhibit 10.29
EXHIBIT A2 TO
CREDIT AGREEMENT
TERM NOTE

$35,000,000	November 1, 2010 Newport Beach, California
          FOR VALUE RECEIVED, UNIVERSAL ELECTRONICS INC., a corporation organized under the laws of the State of Delaware, hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION (the “Bank”) at its main office in Newport Beach, California, in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) the principal amount of THIRTY-FIVE MILLION AND NO/100 DOLLARS ($35,000,000.00) and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.
          The principal hereof is payable as set forth in the Credit Agreement.
          This note is the Term Note referred to in the Credit Agreement of even date herewith (as the same may hereafter be from time to time amended, restated, or otherwise modified, the “Credit Agreement”) between the undersigned and the Bank. This note is secured and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.
          In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest, and notice of dishonor.
          THE VALIDITY, CONSTRUCTION, AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF,, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

UNIVERSAL ELECTRONICS, INC.
By
Name
Title

Ex B-1